									Exhibit 12
First Midwest Bancorp, Inc.
Ratio of Earnings to Fixed Charges (1)
(Dollar amounts in thousands)

	Years Ended December 31,
	2017		2016		2015		2014		2013
Ratio 1 - Including Interest on Deposits
Earnings available for fixed charges:
Net income from continuing operations	$98,387		$92,349		$82,064		$69,306		$79,306
Add:
Income tax expense	89,567		46,171		37,747		31,170		48,715
Fixed charges	41,580		31,497		26,275		24,405		28,134
Total earnings available for fixed charges	$229,534		$170,017		$146,086		$124,881		$156,155

Fixed charges (2):
Interest on deposits	$16,184		$9,863		$9,527		$10,377		$11,901
Interest on borrowed funds	9,100		6,313		2,314		573		1,607
Interest on senior and subordinated debt	12,428		12,465		12,545		12,062		13,607
Total interest expense	37,712		28,641		24,386		23,012		27,115
Portion of rental expense representative of interest factor	3,868		2,856		1,889		1,393		1,019
Total fixed charges	41,580		31,497		26,275		24,405		28,134
Preference security dividend (3)	—		—		—		—		—
Total fixed charges and preferred stock dividends	$41,580		$31,497		$26,275		$24,405		$28,134

Ratio of earnings to fixed charges	5.52	x	5.40	x	5.56	x	5.12	x	5.55	x
Ratio of earnings to combined fixed charges and preferred stock dividends	5.52	x	5.40	x	5.56	x	5.12	x	5.55	x

Ratio 2 - Excluding Interest on Deposits
Earnings available for fixed charges:
Net income from continuing operations	$98,387		$92,349		$82,064		$69,306		$79,306
Add:
Income tax expense	89,567		46,171		37,747		31,170		48,715
Fixed charges	25,396		21,634		16,748		14,028		16,233
Total earnings available for fixed charges	$213,350		$160,154		$136,559		$114,504		$144,254

Fixed charges (2):
Interest on borrowed funds	$9,100		6,313		2,314		573		1,607
Interest on senior and subordinated debt	12,428		12,465		12,545		12,062		13,607
Portion of rental expense representative of interest factor	3,868		2,856		1,889		1,393		1,019
Total fixed charges	25,396		21,634		16,748		14,028		16,233
Preference security dividend (3)	—		—		—		—		—
Total fixed charges and preferred stock dividends	$25,396		$21,634		$16,748		$14,028		$16,233

Ratio of earnings to fixed charges	8.40	x	7.40	x	8.15	x	8.16	x	8.89	x
Ratio of earnings to combined fixed charges and preferred stock dividends	8.40	x	7.40	x	8.15	x	8.16	x	8.89	x

(1)	The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings."

(2)	"Fixed charges" consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.

(3)	This is computed as the amount of the preferred dividend divided by (1 minus the effective income tax rate applicable to continuing operations).